Exhibit (a)(5)(iii)

GSI Technology, Inc. Announces Preliminary Results of Modified Dutch Auction Tender Offer

SUNNYVALE, CA — (Marketwired—August 7, 2014) — GSI Technology, Inc. (NASDAQ:GSIT) today announced the preliminary results of its modified “Dutch Auction” self-tender offer for the purchase of up to $25 million of its common stock, which expired at 5:00 p.m., New York City time, on Wednesday, August 6, 2014.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 10,541,994 shares of GSI Technology’s common stock were properly tendered and not properly withdrawn at or below the expected final purchase price of $6.50 per share, including 273,613 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, GSI Technology expects to accept for purchase 3,846,153 shares of its common stock at a purchase price of $6.50 per share, for an aggregate cost of approximately $25.0 million, excluding fees and expenses related to the tender offer.  The 3,846,153 shares expected to be purchased in the tender offer represent approximately 14.0 percent of GSI Technology’s currently issued and outstanding shares of common stock.  Based on these preliminary numbers, GSI Technology anticipates that following settlement of the tender offer, approximately 23.7 million shares of its common stock will be outstanding.

Due to the oversubscription of the tender offer, GSI Technology expects that the shares accepted for purchase will represent approximately 36.5 percent of the shares properly tendered and not properly withdrawn at or below the purchase price of $6.50 per share by each tendering stockholder (other than “odd lot” holders whose shares will be purchased on a priority basis and will not be subject to proration).

The number of shares to be purchased and the price per share, as reported above, are preliminary and are subject to verification by Computershare and subject to change for a number of reasons.  The actual number of shares to be purchased and the final price per share will be announced following the completion of Computershare’s confirmation process, which announcement is not expected to be made prior to August 12, 2014.  Promptly after such announcement, Computershare will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered but not purchased in the tender offer.

The Company may purchase additional shares in the future in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise.  Under applicable securities laws, however, the Company may not repurchase shares until August 21, 2014.  Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and market conditions at the time, including the price of the shares, and other factors the Company may consider relevant.

Needham & Company, LLC has acted as the dealer manager for the tender offer. The information agent for the tender offer is MacKenzie Partners, Inc., and the depositary is Computershare. Stockholders who have questions may call the information agent at (800) 903-3268.  Banks and brokers may call (212) 929-5500.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements.  Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include the possibility that, as a result of the completion of Computershare’s confirmation process, the actual number of shares to be purchased and the price at which the shares are purchased may differ significantly from the number and amount in this preliminary report.  Further information regarding other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI Technology, Inc.

Douglas Schirle

Chief Financial Officer

408-331-9802